EXHIBIT 99.1
OXiGENE Announces Changes to Board of Directors
SOUTH SAN FRANCISCO, Calif., September 9, 2011 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced changes to the Board of Directors, including the appointment of Gerald McMahon, Ph.D. and the impending retirement of William Shiebler and Mark Kessel, each of whom having chosen to serve the remainder of their current terms on the Board of Directors but having chosen not to stand for reelection at OXiGENE’s upcoming 2011 Annual Meeting of the Stockholders to be held in the Fall.
“As the company adopts a smaller and more streamlined structure, we have likewise consolidated our Board of Directors. Bill Shiebler and Mark Kessel have made great contributions during their tenure and we are tremendously grateful for their service”, said OXiGENE Chief Executive Officer Peter J. Langecker, M.D., Ph.D. Bill Shiebler has served on the board for nearly 10 years including the past two years as Chairman. Mark Kessel was elected to the Board in 2008 as one of two nominees of Symphony Capital, the other being Dr. Alastair Wood, who will continue to serve as Symphony’s nominee.
“Looking to the future, we are delighted to welcome Jerry McMahon to OXiGENE’s Board of Directors. Jerry’s vast operational expertise, both as a scientist and an executive in the pharmaceutical and biotechnology industries, will complement the composition of OXiGENE’s Board of Directors in a vital area as we continue to advance the development of our vascular disrupting agents. We look forward to his contributions.”
Dr. McMahon, age 57, is Senior Vice President and Oncology Innovative Medicines Unit Leader of Medimmune LLC, a wholly owned subsidiary of Astra Zeneca PLC, a position which he has held since 2010. Dr. McMahon served as the Chief Executive Officer of Poniard Pharmaceuticals, Inc. from May 2004 to February 2010 and as the Chairman of the Board of Directors of Poniard from May 2004 to May 2011. He was a Venture Partner at Bay City Capital, LLC from February 2010 to October 2010. Dr. McMahon has spent more than 20 years as a business executive in the healthcare and biotech industries where he held various roles at Pfizer, Pharmacia, and Sandoz. In addition, Dr. McMahon was employed 10 years at SUGEN where he was instrumental to build the business leading to the successful discovery, development, and regulatory approvals of novel oncology drugs. Since his role as President of SUGEN in 2003, he served as a Venture Partner with Bay City Capital and also has served as CEO and in various board of director roles for public and private healthcare companies. Dr. McMahon holds a B.S. in biology and earned a Ph.D. in 1980 in biochemistry from Rensselaer Polytechnic Institute and held post-graduate appointments at Tufts Medical School in Boston and the Massachusetts Institute of Technology in Cambridge, Massachusetts.

About OXiGENE, Inc.
OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This press release contains forward-looking statements that reflect management’s current views regarding OXiGENE’s continued product development operations and the value and potential of OXiGENE’s product candidates in development may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Investor and Media Contact:
Investor Relations
ir@oxigene.com
650-635-7000